UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/13/2009

Kraton Polymers LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-123747

Delaware	26-3739386
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)

281-504-4700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2009, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Kraton Polymers LLC (the "Company") approved and adopted the 2009 Incentive Compensation Plan (the "Plan"), including the performance-based criteria by which potential bonus payouts to participants in the Plan ("Participants") will be determined. The Plan is designed to attract, retain, motivate and reward officers, including named executive officers, and certain other employees that have been deemed eligible to participate in the Plan.

For the bonus year that ends December 31, 2009, the Board will establish a common bonus pool based upon EBITDA performance calculations, in accordance with Plan provisions. The potential range for this bonus pool is from zero to $15 million, depending on Company and individual performance factors, including performance criteria to be established by the Committee. Based on additional performance criteria such as Company safety performance, innovation as a percent to total revenue, cost out, and pricing initiatives, the Committee may add up to $1 million from the bonus pool. The Company's 2009 performance will be the most significant factor in determining the size of the bonus pool. Accordingly, the size of the 2009 bonus pool cannot be predicted at this time.

A Participant's final bonus amount, if any, will be based upon the Participant's base salary multiplied by the Target Bonus Factor, as defined in the Plan. The Target Bonus Factor for certain executive officers is set forth below. For all other Participants, this range will be from 5% to 50%, depending upon job level. For each Participant, the Target Bonus Factor will be modified by factors for individual and Company performance.

The Company has approved the following Target Bonus Factor based on base salary for each of the following executive officers: Mr. Kevin Fogarty, 100%; Mr. David Bradley, 60%; Messrs. Stephen Tremblay, Richard Ott, and Lothar Freund, 50%.

Any such bonuses will be paid in cash and the Company expects that such payments, if any, will be made in first quarter 2010.

Also, on February 13, 2009, the Committee approved a mandatory 10% reduction in base salary for certain senior managers of the Company, including the named executive officers, effective April 1, 2009 through December 31, 2009. In the event the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") in fiscal year 2009 equals or exceeds certain pre-established targets, each affected executive shall be entitled to receive a cash payment equal to up to two times the difference between the amount of base salary he/she actually received during 2009 and the amount of base salary he/she would have received during 2009 absent the reduction described above. Any and all such cash payments shall be made no later than March 15, 2010, provided that affected executives shall be entitled to receive the payment only if they are an employee in good standing through the date the payment is actually made. Unless otherwise agreed to in writing by the executive and the Company, as of January 1, 2010, each affected executive's annual base salary shall be equal to the amount of such executive's base salary prior to the reduction described above, subject to increase for cost of living or otherwise.

As of April 1, 2009, the annual base salary of Messrs. Fogarty, Bradley, Tremblay, Ott and Freund shall be reduced as described above. Each of Messrs. Fogarty, Bradley, Tremblay and Ott have entered into a Waiver and Agreement in which each executive consents to the reduction in annual base salary and waives, on a one-time basis, his right to claim "good reason" exists, for purposes of his employment agreement, incentive compensation, equity awards or pursuant to any other agreement the individual has with the Company, as a result of such reduction.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC

Date: February 19, 2009	By:	/s/ Stephen W. Duffy
Stephen W. Duffy
Vice President and General Counsel